                                                                     Exhibit 3.1

                     RESTATED ARTICLES OF INCORPORATION OF
                      NEW MEXICO AND ARIZONA LAND COMPANY
                              (as of May 16, 1997)

Pursuant to Section 10-1006 and 10-1007, Arizona Revised Statutes, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

1.   The name of the corporation is New Mexico and Arizona Land Company.

2. Attached hereto as Exhibit A, is a copy of the articles of incorporation of the corporation fully restated to include all amendments to the articles of incorporation through the date of filing of this document.


3. The restatement does contain an amendment requiring shareholder approval. The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

4. The amendment was approved by the shareholders on May 16, 1997. There is one voting group entitled to vote separately on the amendment. The designation and number of outstanding shares in each voting group entitled to vote separately on the amendment, the number of votes entitles to be cast by each, the number of votes of each such voting group represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

     The voting group consisting of 3,012,886 outstanding shares of common stock is entitled to 3,012,886 votes. There were 2,592,011 votes present at the meeting. The voting group cast 2,571,613 votes for and 9,894 votes against approval of the amendment adding a new Article Eighth as set forth on Exhibit
A. 10,504 votes abstained from voting for or against approval of the amendment.

DATED as of the 16 day of May, 1997.

                              NEW MEXICO AND ARIZONA LAND COMPANY


                              By /s/ E. M. Bedewi
                                 -------------------------------------------
                                 E. M. Bedewi, Sr. Vice President, Treasurer
                                  and Secretary

                                   EXHIBIT A

                     RESTATED ARTICLES OF INCORPORATION OF
                      NEW MEXICO AND ARIZONA LAND COMPANY
                              (as of May 16, 1997)

KNOW ALL MEN BY THESE PRESENTS that we, whose hands are hereunto affixed, do hereby associate ourselves together for the purpose of forming a corporation under the laws of the State of Arizona and, to that end, do adopt the following articles of incorporation:

FIRST: The name of the corporation shall be New Mexico and Arizona Land Company.

SECOND: This corporation is organized for the purpose of transacting any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as amended from time to time. The corporation is presently engaged in the business of holding and managing land for investment purposes, leasing real property and interests therein, and developing mineral resources.

THIRD: The Corporation shall have authority to issue a total of forty million (40,000,000) shares of capital stock, consisting of:

     (1) Thirty million (30,000,000) shares of common stock, no par value per share; and

     (2) Ten million (10,000,000) shares of serial preferred stock, no par value per share.

Each issued and outstanding share of common stock will entitle the holder thereof to one (1) vote on any matter submitted to a vote of or for consent of shareholders. Issued and outstanding shares of serial preferred stock will entitle the holders thereof only to those votes, if any, which may expressly be fixed as hereinafter provided for the respective series thereof and to voting rights on certain matters, and in certain circumstances, as set forth in this Article.

The Board of Directors is authorized to provide from time to time for the issuance of shares of serial preferred stock in series and to fix from time to time before issuance the designation, preferences, privileges and voting powers of the shares of each series of serial preferred stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following:

     a) The serial designation and authorized number of shares;

     b) The dividend rate, the date or dates on which such dividends will be payable, and the extent to which such dividends may be cumulative;

     c) The amount or amounts to be received by the holders in the event of voluntary or involuntary dissolution or liquidation of the Corporation;

     d) The price or prices at which shares may be redeemed and any terms, conditions and limitations upon such redemption;

     e) Any sinking fund provisions for redemption or purchase of shares of such series; and

     f) The terms and conditions, if any, on which shares may be converted into shares of other capital stock, or of other series of serial preferred stock of the Corporation.

Each series of serial preferred stock, in preference to the common stock, may be entitled to dividends, from funds or other assets legally available therefor, at such rates, payable at such times and cumulative to such extent as may be fixed by the Board of Directors pursuant to the authority herein conferred upon it. In the event of dissolution or liquidation of the Corporation, voluntary or involuntary, the holders of the serial preferred stock, in preference to the common stock, may be entitled to receive such amount or amounts as may be fixed by the Board of Directors pursuant to the authority herein conferred upon it.

Preference stock of any series redeemed, converted, exchanged, purchased or otherwise acquired by the Corporation shall be cancelled by the Corporation and returned to the status of authorized but unissued preference stock.

All shares of any series of serial preferred stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the board of directors authorizing the issuance of the series.

FOURTH: All directors of the corporation must be shareholders of the corporation. The number of directors of the corporation shall be set by the Board of Directors from time to time; provided, however, that the number of directors so designated shall be no less than five (5) nor more than nine (9). The Board of Directors shall consist of Class A directors and Class B directors. The Class A directors shall be elected for a term of two (2) years at the annual meeting of shareholders of the corporation held in every odd numbered year. The Class B directors shall be elected for a term of two (2) years at the annual meeting of shareholders of the corporation held in every even numbered year. When an even number of directors has been set by the Board of Directors, there shall be an even number of Class A and Class B directors. When an odd number of directors has been set by the Board of Directors, there shall be one more Class B director than there are Class A directors.

FIFTH: The Board of Directors may, from time to time, cause the corporation to purchase its own shares to the extent of the unreserved and unrestricted capital surplus of the corporation.

SIXTH: Elizabeth M. Bedewi, Senior Vice President, Treasurer and Secretary of New Mexico and Arizona Land Company, 3033 North 44th Street, Suite 270, Phoenix, Arizona 85018-7228, is hereby appointed statutory agent for the corporation for the State of Arizona.

SEVENTH: The liability of a director or former director to the corporation or its shareholders shall be eliminated to the fullest extent permitted by Section 10-202.B.1 of the Arizona Revised Statutes. If the Arizona Business Corporation Act is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Arizona Business Corporation Act, as amended.

Any repeal or modification of this Article Seventh shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

The provisions of the Article Seventh shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of the Article Seventh.


EIGHTH: The Corporation shall indemnify any and all of its existing and former directors and officers to the fullest extent permitted by Section 10-202b.2 of the Arizona Business Corporation Act. If the Arizona Business Corporation Act is amended to authorize corporate action further permitting indemnification of directors or officers, the Corporation shall indemnify its existing and former directors and officers to the fullest extent permitted by the Arizona Business Corporation Act, as amended.

Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of existing or former directors or officers existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

                             ARTICLES OF AMENDMENT
                                       OF

                      NEW MEXICO AND ARIZONA LAND COMPANY
--------------------------------------------------------------------------------
                             [Name of Corporation]

1.   The name of the corporation is
     NEW MEXICO AND ARIZONA LAND COMPANY
----------------------------------------

2.   Attached hereto as Exhibit A is the text of each amendment adopted.

3.   [X]  The amendment does not provide for an exchange, reclassification or
     cancellation of         issued shares.

     [ ] Exhibit A contains provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein.

     [ ] The amendment provides for exchange, reclassification or cancellation of issued shares. Such actions will be implemented as follows:


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


4.   The amendment was adopted the 9th day of June, 2000.

5. [ ] The amendment was adopted by the [ ] incorporators [ ] board of directors without shareholder action and shareholder action was not required.

     [X] The amendment was approved by the shareholders. There is (are) one voting groups eligible to vote on the amendment. The designation of voting groups entitled to vote separately on the amendment, the number of votes in each, the number of votes represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

     The voting group consisting of 6,885,436 outstanding shares of common [class or series] stock is entitled to 6,885,436 votes. There were 6,401,526 votes present at the meeting. The voting group cast 6,278,030 votes for and 85,575 votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

     The voting group consisting of     NA     outstanding shares of
                                    ----------                       ----------
[class or series] stock in entitled to            votes. There were
                                       ----------                   -----------
votes present at the meeting. The voting group cast        votes for and
                                                    -------              ------
votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

     DATED as of this 15th day of June, 2000.
                      ----        ----------


                                    NEW MEXICO AND ARIZONA LAND COMPANY
                                    -----------------------------------
                                           [name of corporation]


                                    By /s/ Jerome Joseph
                                       --------------------------------
                                    JEROME JOSEPH,   SECRETARY
                                    -----------------------------------
                                       [name]         [title]

     1. Article I of the Articles of Incorporation is amended in its entirety to read as follows:

          "I.  Name.  The name of the corporation shall be NZ CORPORATION"